             CREDIT SUISSE FIRST BOSTON CORPORATION
             Eleven Madison Avenue
             New York, New York 10010


                                                                       EXHIBIT G



March 20, 1997


Mr. Donald K. Farrar
Chairman and Chief Executive Officer
Imo Industries Inc.
1009 Lenox Drive, Building 4 West
P.O. Box 6550
Lawrenceville, New Jersey  08648

Dear Don:

This letter confirms our understanding that Imo Industries Inc. (the "Company") has engaged Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), formerly known as CS First Boston Corporation, to act as its exclusive financial advisor with respect to the Company's investigation of the advisability of one or more Sales (as defined below) and, if the Company determines to proceed with any one or more of such Sales, in the consummation thereof.

As part of our engagement, we will, if appropriate and if requested:

(a) assist you in analyzing and evaluating the business, operations and financial position of the Company as a whole, and of each of its segments and the financial effects of a Sale of any such segment;

(b) with your assistance, prepare an offering memorandum for distribution and presentation to potential purchasers;

(c)      assist you in the preparation and implementation of a marketing plan;

(d) assist you in the screening of interested prospective purchasers and the provision of detailed information and assistance to them;

(e) assist you in evaluating proposals which are received from potential purchasers;

(f)      assist you in structuring and negotiating any proposed Sale;

(g) be available at your request to meet with your Board of Directors to discuss any proposed Sale and its financial implications; and

Mr. Donald K. Farrar
Imo Industries Inc.
March 20, 1997
Page 2


(h) if requested, render an opinion as to the fairness from a financial point of view to the Company of the consideration to be received in a proposed Sale.

In connection with Credit Suisse First Boston's engagement, the Company will furnish Credit Suisse First Boston with all information concerning the Company which Credit Suisse First Boston reasonably deems appropriate and will provide Credit Suisse First Boston with access to the Company's officers, directors, employees, accountants, counsel and other representatives (collectively, the "Representatives"), it being understood that Credit Suisse First Boston will rely solely upon such information supplied by the Company and its Representatives without any independent investigation or verification thereof. All non-public information concerning the Company which is given to Credit Suisse First Boston will be used solely in the course of the performance of our services hereunder and will be treated confidentially by us for so long as it remains non-public. Except as otherwise required by law, Credit Suisse First Boston will not disclose this information to a third party without the consent of the Company.

As compensation for our services hereunder, the Company agrees to pay Credit Suisse First Boston as follows:

(1) a transaction fee to be paid upon closing equal to (i) 1.0% of the Aggregate Consideration (as defined below) in connection with a Sale of substantially all of the assets or capital stock of the Company or
         (ii) 1.5% of the Aggregate Consideration in connection with a Sale of any assets or capital stock of the Company not constituting a Sale of substantially all of the assets or less than 100% of the capital stock of the Company, subject to the minimum fee of $1.0 million for each Sale in the event of multiple transactions (the "Transaction Fee");

(2) a financial advisory fee of $350,000, payable on December 31, 1997 in the event no Transaction Fee has been paid as of such date (the "Financial Advisory Fee"). Such fee is creditable to the extent paid against any Transaction Fee that is paid to Credit Suisse First Boston by June 30, 1998; and

(3) reimbursement of all out-of-pocket expenses, including the fees and expenses of its legal counsel, if any, and any other advisor retained by Credit Suisse First Boston (it being understood that the retention of any such advisor, other than legal counsel, will be made with the prior approval of the Company, which approval will not be unreasonably withheld).

For purposes of this agreement, the term "Sale" shall mean the sale or any other form of disposition (whether in one or a series of related transactions to the same purchaser) of any or

Mr. Donald K. Farrar
Imo Industries Inc.
March 20, 1997
Page 3


all of the assets or capital stock of the Company for Aggregate Consideration of more than $50 million.

Also for purposes of this agreement, the term "Aggregate Consideration" shall mean the total fair market value (at the time of closing) of all consideration (including cash, securities, all debt remaining on the financial statements at closing and other indebtedness and obligations assumed by the purchaser and any other form of consideration) paid or payable, or otherwise to be distributed, directly or indirectly, to the Company or the Company's creditors or stockholders in connection with a Sale.

No opinion rendered by Credit Suisse First Boston, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent. In addition, neither Credit Suisse First Boston nor its advice may be otherwise referred to without our prior written consent.

Since Credit Suisse First Boston will be acting on behalf of the Company in connection with its engagement hereunder, the Company has entered into a separate letter agreement, dated the date hereof, providing for the indemnification by the Company of Credit Suisse First Boston and certain related persons and entities.

As is conventional in such transaction, Credit Suisse First Boston will be engaged by the Company on an exclusive basis during the term hereof. Credit Suisse First Boston's engagement hereunder may be terminated at any time, with or without cause, by either Credit Suisse First Boston or the Company upon ten days' prior written notice thereof to the other party; provided, however, that in the event of any termination of Credit Suisse First Boston's engagement hereunder by the Company other than for cause, Credit Suisse First Boston will continue to be entitled to its full Transaction Fee provided for herein in the event that at any time prior to the expiration of two years after any such termination a Sale occurs which involves (x) a purchaser identified orally or in writing to the Company by Credit Suisse First Boston during the term of Credit Suisse First Boston's engagement hereunder, or (y) a purchaser that proposed or to whom the Company proposed or with whom the Company held discussions regarding a Sale during the term of Credit Suisse First Boston's engagement hereunder, whether or not such discussions were initiated by Credit Suisse First Boston; and provided, further, that any termination of Credit Suisse First Boston's engagement hereunder shall not affect the Company's obligation to pay the Financial Advisory Fee and other fees and expenses to the extent provided for herein, and to indemnify Credit Suisse First Boston and certain related persons and entities as provided in the separate letter agreement referred to above.

Mr. Donald K. Farrar
Imo Industries Inc.
March 20, 1997
Page 4


In connection with this engagement, Credit Suisse First Boston is acting as an independent contractor with duties owing solely to the Company. This agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION



By: /s/ Alan H. Howard                             By: /s/ Jonathan K. Rouner
   -------------------------------------              --------------------------
    Alan H. Howard                                     Jonathan K. Rouner
    Managing Director                                  Director


Accepted and agreed to as of the date
first written above:

IMO INDUSTRIES INC.



By: /s/ Donald K. Farrar
   -------------------------------------
    Donald K. Farrar
    Chairman and Chief Executive Officer

TO:      Credit Suisse First Boston Corporation
         Eleven Madison Avenue
         New York, New York 10010                                 March 20, 1997

                 In connection with your engagement (the "engagement") to advise and assist us with matters described in the letter agreement between you and us of even date herewith, we agree to indemnify and hold harmless Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or "you") and its affiliates, the respective directors, officers, partners, agents and employees of Credit Suisse First Boston and its affiliates, and each other person, if any, controlling Credit Suisse First Boston or any of its affiliates (collectively, "Indemnified Persons"), from and against, and we agree that no Indemnified Person shall have any liability to us or our owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively "Losses") (A) related to or arising out of (i) our actions or failures to act (including statements or omissions made, or information provided, by us or our agent(s) or (ii) actions or failures to act by an Indemnified Person with our consent or in reliance on our actions or failures to act, or (B) otherwise related to or arising out of the engagement or your performance thereof, except that this clause (B) shall not apply to any Losses that are finally judicially determined to have resulted primarily from your bad faith or gross negligence. If such indemnification is for any reason not available or insufficient to hold you harmless, we agree to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by us and by you with respect to the engagement or, if such allocation is judicially determined unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of us on the one hand and of you on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by you from us in connection with the engagement. Relative benefits to us, on the one hand, and you, on the other hand, with respect to the engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by us or our security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the engagement bears to (ii) all fees actually received by you in connection with the engagement.

                 We will reimburse each Indemnified Person for all expenses (including without limitation reasonable fees and disbursements of counsel and expenses incurred in connection with preparing for and responding to third party subpoenas) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any action, claim, investigation, inquiry, arbitration or other proceeding ("Action") referred to above (or enforcing this agreement or any related engagement agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party, and whether or not such Action is initiated or brought by you. We further agree that we will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless we have given you reasonable prior written notice thereof and used all reasonable efforts, after consultation with you, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom. In the event that we engage in one or a series of transactions wherein we dispose of all or a significant portion of our assets and our obligations herein are not assumed by the acquiror, either by contract or as a matter of law, and we distribute all or substantially all of the net proceeds of such disposal remaining after payment of any indebtedness required to be satisfied as a result of such disposal, we shall promptly notify you in writing and, if requested by Credit Suisse First Boston, we shall then establish reasonable, alternative means of providing for our obligations set forth herein on terms and conditions reasonably satisfactory to Credit Suisse First Boston.

                 If multiple claims are brought against you in any Action with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, we agree that any judgment, arbitration award or other monetary award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for. Our obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. Solely for the purpose of enforcing this agreement, we hereby consent to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought by or against any Indemnified Person. We acknowledge that in connection with the engagement you are acting as an independent contractor with duties owing solely to us. YOU HEREBY AGREE, AND WE HEREBY AGREE ON OUR OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF OUR SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, YOUR PERFORMANCE THEREOF OR THIS AGREEMENT.

                 The provisions of this agreement shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the engagement. This agreement and any other agreements relating to the engagement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

                                      Very truly yours,

                                      IMO INDUSTRIES INC.
Accepted and agreed to
as of the date hereof:                By:      /s/ Donald K. Farrar
                                               -------------------------------
                                               Donald K. Farrar
CREDIT SUISSE FIRST BOSTON            Title:   Chairman and Chief Executive
  CORPORATION                                  Officer

By:      /s/ Alan H. Howard
         -----------------------
         Alan H. Howard
Title:   Managing Director





                                       7